FREE WRITING PROSPECTUS Dated July 16, 2026	Filed Pursuant to Rule 433 Registration No. 333-283578 Registration No. 333-283578-07

**Full Pricing Details** $615.19mm World Omni (WOSAT) 2026-A

Joint Leads: Mizuho (str), MUFG, and Wells Fargo

Co-managers: M&T Securities, Inc., and Fifth Third Securities, Inc.

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL	S/F*	P.WIN	E.FIN	L.FIN	BENCH	SPREAD	YIELD	COUPON	PRICE
A-1	117.600	0.19	A-1+/F1+	1-6	1/27	8/27	I-CRV	+29	4.034	4.034	100.00000
A-2A	206.940	1.18	AAA/AAA	6-25	8/28	7/30	I-CRV	+56	4.572	4.52	99.98984
A-2B	40.000	1.18	AAA/AAA	6-25	8/28	7/30	SOFRA30A	+56			100.00000
A-3	186.940	2.84	AAA/AAA	25-46	5/30	5/32	I-CRV	+59	4.779	4.73	99.99463
B	29.260	3.87	AA/AA	46-47	6/30	6/32	I-CRV	+75	4.980	4.92	99.96815
C	34.450	3.88	A/A	47-47	6/30	1/34	I-CRV	+90	5.130	5.07	99.97908

* Minimum required ratings

** Class A-2B can be max 50% of total A-2

Transaction Details:

* Ticker: WOSAT 2026-A

* Offered Size: $615,190,000 (will not grow)

* Registration: Public/SEC Registered

* Pricing speed: 1.50% ABS to 10% Call

* Expected Ratings: S&P, Fitch

* ERISA Eligible: Yes

* US RR Eligible: Yes

* EU RR Eligible: No

* Min denoms: $1k x $1k

* Expected Settlement: July 29, 2026

* Monthly Payment Date: 15th of each month or next business day

* First Payment Date: August 17, 2026

* Pricing: Priced

* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

•	Deal Roadshow URL: www.dealroadshow.com

Entry code: WOSAT26A (Case Sensitive)

https://dealroadshow.com/e/WOSAT26A

* Intex CDI File (Attached)

Intex Dealname: mzwosa26a

Password: JKK9

--Company is available for conference calls upon request--

CUSIPS:		ISINS:

A1	98190B AA7	US98190BAA70
A2A	98190B AB5	US98190BAB53
A2B	98190B AC3	US98190BAC37
A3	98190B AD1	US98190BAD10
B	98190B AE9	US98190BAE92
C	98190B AF6	US98190BAF67

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.